UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934*
(Amendment No. 6)

AMEDISYS, INC.

(Name of Issuer)

Common Stock, par value $.001 per share

(Title of Class of Securities)

023436108

(CUSIP Number)

David J. Sorkin, Esq.

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

(212) 750-8300

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 26, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons Spruce Investors Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons Spruce Holdings Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Special Situations (Offshore) Fund L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Special Situations (Domestic) Fund L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Special Situations (Offshore) Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Special Situations (Domestic) Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Fund Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Fund Holdings GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,896,046

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,896,046

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,896,046

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KAM Fund Advisors LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,899,055

	8	Shared Voting Power 0

	9	Sole Dispositive Power 2,899,055

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,899,055

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 8.9%

14	Type of Reporting Person (See Instructions) IA

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Asset Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) IA

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons Kohlberg Kravis Roberts & Co. L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Management Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Management Holdings Corp.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Group Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Group Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) CO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR & Co. L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) PN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons KKR Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 4,836,608

	8	Shared Voting Power 0

	9	Sole Dispositive Power 4,836,608

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) OO

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons Henry R. Kravis

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,836,608

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 4,836,608

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) IN

SCHEDULE 13D

CUSIP No. 023436108

1	Names of Reporting Persons George R. Roberts

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 4,836,608

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 4,836,608

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,836,608

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 14.9%

14	Type of Reporting Person (See Instructions) IN

This Amendment No. 6 supplements and amends the Schedule 13D filed on August 8, 2013 by the Reporting Persons (as defined below) with respect to the shares of Common Stock, par value $0.001 per share, of Amedisys, Inc. (the “Issuer”) beneficially owned by them, as amended by Amendment No. 1 to the Schedule 13D filed on October 11, 2013, Amendment No. 2 to the Schedule 13D filed on October 23, 2013, Amendment No. 3 to the Schedule 13D filed on November 14, 2013, Amendment No. 4 to the Schedule 13D filed on November 21, 2013, and Amendment No. 5 to the Schedule 13D filed on February 3, 2014 (as so amended, this “Schedule 13D”).  Except as otherwise specified in this Amendment No. 6, all previous Items are unchanged.  Unless otherwise indicated herein, capitalized terms used but not defined in this Amendment No. 6 shall have the same meanings herein as are ascribed to such terms in the Schedule 13D.

This statement on Schedule 13D is being filed by:

(i)                         Spruce Investors Limited, a Cayman Islands limited company;

(ii)                      Spruce Holdings Limited, a Cayman Islands limited company;

(iii)                   KKR Special Situations (Offshore) Fund L.P. , a Cayman Islands limited partnership;

(iv)                  KKR Special Situations (Domestic) Fund L.P., a Cayman Islands limited partnership;

(v)                     KKR Special Situations (Domestic) Limited, a Cayman Islands limited company;

(vi)                  KKR Special Situations (Offshore) Limited, a Cayman Islands limited company;

(vii)               KKR Fund Holdings L.P.,  a Cayman Islands limited partnership;

(viii)            KKR Fund Holdings GP Limited, a Cayman Islands limited company;

(ix)                  KAM Fund Advisors LLC, a Delaware limited liability company;

(x)                     KKR Asset Management LLC, a Delaware limited liability company (“KAM”);

(xi)                  Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership;

(xii)               KKR Management Holdings L.P., a Delaware limited partnership;

(xiii)            KKR Management Holdings Corp., a Delaware corporation;

(xiv)           KKR Group Holdings L.P., a Cayman Islands limited partnership;

(xv)              KKR Group Limited, a Cayman Islands limited company;

(xvi)           KKR & Co. L.P., a Delaware limited partnership;

(xvii)        KKR Management LLC, a Delaware limited liability company;

(xviii)     Henry R. Kravis, a United States citizen; and

(xix)           George R. Roberts, a United States citizen (the entities and persons listed in items (i) through (xix) are collectively referred to herein as the “Reporting Persons”).

Item 4.   Purpose of Transaction.

Item 4 is hereby amended by replacing the third paragraph thereof with the following:

On January 31, 2014, KAM requested that Nathaniel Zilkha, an executive of KAM, be nominated immediately to the Board of Directors of the Issuer (the “Board”). On March 26, 2014, Mr. Zilkha was appointed to the Board.

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 27, 2014

SPRUCE INVESTORS LIMITED

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

SPRUCE HOLDINGS LIMITED

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

KKR SPECIAL SITUATIONS (OFFSHORE) FUND L.P.

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

KKR SPECIAL SITUATIONS (DOMESTIC) FUND L.P.

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

KKR SPECIAL SITUATIONS (OFFSHORE) LIMITED

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

KKR SPECIAL SITUATIONS (DOMESTIC) LIMITED

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, a general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KAM FUND ADVISORS LLC

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

KKR ASSET MANAGEMENT LLC

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: General Counsel

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William Janetschek, Chief Financial Officer

KKR MANAGEMENT HOLDINGS L.P.

By:	KKR Management Holdings Corp., its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT HOLDINGS CORP.

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

CUSIP No. 023436108

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact